Exhibit 10.1

Summary of Compensation to Non-Employee Directors

On May 25, 2007, the Board of Directors (the “Board”) of Cheniere Energy, Inc. (the “Company”) approved the recommendation of the Compensation Committee to compensate each non-employee director of the Company $160,000 for services for the period from the current year’s Annual Meeting of Stockholders (May 25, 2007) until the next year’s Annual Meeting of Stockholders (the “Annual Period”). Additional compensation of $20,000 for the Annual Period was approved for the chairman of the Audit Committee, the chairman of the Compensation Committee and the Lead Director. Additional compensation of $10,000 for the Annual Period was approved for the chairman of the Governance and Nominating Committee. Compensation will be made, at the election of the director, either 100% in shares of the Company’s restricted stock or 50% in cash and 50% in shares of restricted stock. If a director elects to receive 50% of his or her compensation in cash, such cash payments will be made quarterly as of the 15th day of August, November, February and May, beginning on August 15, 2007. Payment in the form of restricted stock will be made May 29, 2007 (the “Date of Grant”), and the number of shares granted will be determined by the closing price of the Company’s common stock as reported on the American Stock Exchange (“AMEX”) on the Date of Grant. Vesting of the restricted stock will occur in full on the first anniversary of the Date of Grant.